Exhibit 21.1

SUBSIDIARIES OF GILEAD SCIENCES, INC.

Name of Subsidiary	Country of Incorporation
Bristol-Myers Squibb & Gilead Sciences, LLC	United States
Bristol-Myers Squibb Gilead Sciences And Merck Sharp & Dohme Limited	Ireland
Gilead Alberta ULC	Canada
Gilead Alberta, LLC	United States
Gilead Biopharmaceutics Ireland Corporation	Ireland
Gilead Colorado, Inc.	United States
Gilead Holdings, LLC	United States
Gilead Sciences (NZ)	New Zealand
Gilead Sciences Belgium	Belgium
Gilead Sciences Canada, Inc.	Canada
Gilead Sciences Europe Ltd.	United Kingdom
Gilead Sciences GesmbH.	Austria
Gilead Sciences GmbH	Germany
Gilead Sciences Hellas EPE	Greece
Gilead Sciences Holding LLC	United States
Gilead Sciences International Ltd.	United Kingdom
Gilead Sciences Limited	Ireland
Gilead Sciences llac Ticaret Limited Sireketi	Turkey
Gilead Sciences Ltd.	United Kingdom
Gilead Sciences Luxembourg S.a.r.l.	Luxembourg
Gilead Sciences Netherlands BV	Netherlands
Gilead Sciences Pty Limited	Australia
Gilead Sciences SARL	France
Gilead Sciences Switzerland Sarl	Switzerland
Gilead Sciences, B.V.	Netherlands
Gilead Sciences, Lda.	Portugal
Gilead Sciences, S.L.	Spain
Gilead Sciences, S.r.l.	Italy
Gilead Vintage Park, LLC	United States
Leaf & Shield Insurance Limited	Bermuda